Exhibit 10.12A
Partners for Growth
Term Loan and Security Agreement

Borrower:	Sonics, Inc.
Address:	1098 Alta Avenue, Suite 101, Mountain View, CA 94043

Date:	May 26, 2005
THIS TERM LOAN AND SECURITY AGREEMENT is entered into on the above date between PARTNERS FOR GROWTH, L.P. (“PFG”), whose address is 180 Pacific Avenue, San Francisco, CA 94111 and the borrower named above (“Borrower”), whose chief executive office is located at the above address (“Borrower’s Address”). The Schedule to this Agreement (the “Schedule”) being signed by the parties concurrently, is an integral part of this Agreement. (Definitions of certain terms used in this Agreement are set forth in Section 7 below.)
1. LOANS.
     1.1 Loans. PFG will make a loan to Borrower (the “Loan”) in the amount shown on the Schedule, provided no Default or Event of Default has occurred and is continuing.
     1.2 Interest. All Loans and all other monetary Obligations shall bear interest at the rate shown on the Schedule, except where expressly set forth to the contrary in this Agreement. Interest shall be payable monthly, on the first day of each month for interest accrued in the prior month.
     1.3 Fees. Borrower shall pay PFG the fees shown on the Schedule, which are in addition to all interest and other sums payable to PFG and are not refundable.
     1.4 Loan Requests. Unless the Schedule specifies the Loan to be disbursed in full on the date hereof, to obtain a Loan, Borrower shall make a request to PFG by facsimile or telephone. Loan requests may also be made by Borrower by email, but the same shall not be deemed made until PFG acknowledges receipt of the same by email or otherwise in writing. Loan requests received after 12:00 Noon Pacific time will not be considered by PFG until the next Business Day. PFG may rely on any telephone request for a Loan given by a person whom PFG believes in good faith is an authorized representative of Borrower, and Borrower will indemnify PFG for any loss PFG suffers as a result of that reliance.
     1.5 Late Fee. If any payment of accrued interest for any month is not made within five business days after the date a bill therefor is sent by PFG to Borrower, or if any payment of principal or any other payment is not made within five Business Days after the date due, Borrower shall pay PFG a late payment fee equal to 5% of the amount of such late payment. The provisions of this paragraph shall not be construed as PFG’s consent to Borrower’s failure to pay any amounts when due, and PFG’s acceptance of any such late payments shall not restrict PFG’s exercise of any remedies arising out of any such failure.
2. SECURITY INTEREST.
     2.1 Grant of Security Interest. To secure the payment and performance of all of the Obligations when due, Borrower hereby grants to PFG a security interest in all of the following (collectively, the “Collateral”): all right, title and interest of Borrower in and to all of the following, whether now owned or hereafter arising or acquired and wherever located: all Accounts; all Inventory; all Equipment; all Deposit Accounts; all General Intangibles (including without limitation all Intellectual Property); all Investment Property; all Other Property; and any and all claims, rights and interests in any of the above, and all guaranties and security for any of the above, and all substitutions and replacements for, additions, accessions, attachments, accessories, and improvements to, and proceeds (including proceeds of any insurance policies, proceeds of proceeds and claims against third parties) of, any and all of the above, and all Borrower’s books relating to any and all of the above. The grant of a security interest shall not include and the term “Collateral” shall not include any Equipment financed by a third party that is subject to a lien otherwise permitted pursuant to clauses (i) and (ii) of Permitted liens, if the grant of a security interest therein pursuant to this Agreement would be prohibited by the agreement creating such lien or would

Partners for Growth	Loan and Security Agreement
constitute an event of default thereunder. PFG agrees to execute any instruments or document to evidence the intent of the foregoing.
     2.2 [INTENTIONALLY LEFT BLANK]
3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWER.
     In order to induce PFG to enter into this Agreement and to make Loans, Borrower represents and warrants to PFG as follows, and Borrower covenants that the following representations will continue to be true, and that Borrower will at all times comply with all of the following covenants, throughout the term of this Agreement and until all Obligations have been paid and performed in full:
     3.1 Corporate Existence and Authority. Borrower is and will continue to be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Borrower is and will continue to be qualified and licensed to do business in all jurisdictions in which any failure to do so would result in a Material Adverse Change. The execution, delivery and performance by Borrower of this Agreement, and all other documents contemplated hereby (i) have been duly and validly authorized, (ii) are enforceable against Borrower in accordance with their terms (except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors’ rights generally), and (iii) do not violate Borrower’s Fifth Amended and Restated Certificate of Incorporation, or Borrower’s by-laws, each as amended, or any law or any material agreement or instrument which is binding upon Borrower or its property, and (iv) do not constitute grounds for acceleration of any material indebtedness or obligation under any agreement or instrument which is binding upon Borrower or its property.
     3.2 Name; Trade Names and Styles. As of the date hereof, the name of Borrower set forth in the heading to this Agreement is its correct name, as set forth in its Fifth Amended and Restated Certificate of Incorporation, as amended. Listed in the Representations are all prior names of Borrower and all of Borrower’s present and prior trade names as of the date hereof. Borrower shall give PFG 30 days’ prior written notice before changing its name or doing business under any other name. Borrower has complied, and will in the future comply, in all material respects, with all laws relating to the conduct of business under a fictitious business name, if applicable to Borrower, except where a failure to do so would interfere with Borrower’s right or ability to bring suit to collect Accounts or could reasonably be expected to result in a Material Adverse Change.
     3.3 Place of Business; Location of Collateral. As of the date hereof, the address set forth in the heading to this Agreement is Borrower’s chief executive office. In addition, as of the date hereof, Borrower has places of business and Collateral located only at the locations set forth in the Representations. Borrower will provide PFG prompt written notice upon opening any additional place of business, changing its chief executive office, or moving any of the Collateral to a location other than Borrower’s Address or one of the locations set forth in the Representations, except that Borrower may maintain sales offices in the ordinary course of business at which not more than a total of $25,000 fair market value of Equipment is located.
     3.4 Title to Collateral; Perfection; Permitted Liens.
          (a) Borrower is now, and will at all times in the future be, the sole owner of all the Collateral, except for items of Equipment which are leased to Borrower. The Collateral now is and will remain free and clear of any and all liens, charges, security interests, encumbrances and adverse claims, except for Permitted Liens. Subject to the rights of the Senior Lender, PFG now has, and will continue to have, a first-priority perfected and enforceable security interest in all of the Collateral, subject only to the Permitted Liens, and Borrower will at all times defend PFG and the Collateral against all claims of others.
          (b) Borrower has set forth in the Representations all of Borrower’s Deposit Accounts, and Borrower will give PFG five Business Days advance written notice before establishing any new Deposit Accounts and, subject to the rights of the Senior Lender, will cause the institution where any such new Deposit Account is maintained to execute and deliver to PFG a control agreement in form sufficient to perfect PFG’s security interest in the Deposit Account and otherwise satisfactory to PFG in its good faith business judgment.
          (c) In the event that Borrower shall at any time after the date hereof have any commercial tort claims against others, which it is asserting, and in which the potential recovery exceeds $100,000, Borrower shall promptly notify PFG thereof in writing and provide PFG with such information regarding the same as PFG shall request (unless providing such information would waive the Borrower’s attorney-client privilege). Such notification to PFG shall constitute a grant of a security interest in the commercial tort claim and all proceeds thereof to PFG, and Borrower shall execute and deliver all such documents and take all such actions as PFG shall request in connection therewith.

Partners for Growth	Loan and Security Agreement
          (d) None of the Collateral now is or will be affixed to any real property in such a manner, or with such intent, as to become a fixture. Borrower is not and will not become a lessee under any real property lease pursuant to which the lessor may obtain any rights in any of the Collateral and no such lease now prohibits, restrains, impairs or will prohibit, restrain or impair Borrower’s right to remove any Collateral from the leased premises (other than Borrower’s security system). Whenever any Collateral is located upon premises in which any third party has an interest, Borrower shall, whenever requested by PFG, use commercially reasonable efforts to cause such third party to execute and deliver to PFG, in form acceptable to PFG, such waivers and subordinations as PFG shall specify in its good faith business judgment. Borrower will keep in full force and effect, and will comply with all material terms of, any lease of real property where any of the Collateral now or in the future may be located, except to the extent that the failure to comply could not reasonably be expected to result in a Material Adverse Change.
     3.5 Maintenance of Collateral. Borrower will maintain the Collateral in good working condition (ordinary wear and tear excepted), and Borrower will not use the Collateral for any unlawful purpose. Borrower will immediately advise PFG in writing of any material loss or damage to the Collateral where the fair market value of such Collateral exceeds $100,000.
     3.6 Books and Records. Borrower has maintained and will maintain at Borrower’s Address complete and accurate books and records, comprising an accounting system in accordance with GAAP (except for the absence of footnotes with respect to unaudited financial statements and subject to normal year-end adjustments).
     3.7 Financial Condition, Statements and Reports. All financial statements now or in the future delivered to PFG have been, and will be, prepared in conformity with GAAP (except for the absence of footnotes with respect to unaudited financial statements and subject to normal year-end adjustments) and now and in the future will fairly present the results of operations and financial condition of Borrower in all material respects, in accordance with GAAP (except for the absence of footnotes with respect to unaudited financial statements and subject to normal year-end adjustments), at the times and for the periods therein stated. Between the last date covered by any such statement provided to PFG and the date hereof, there has been no Material Adverse Change.
     3.8 Tax Returns and Payments; Pension Contributions. Borrower has timely filed (or made provisions to timely file for an extension), and will timely file, all required tax returns and reports, and Borrower has timely paid, and will timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions now or in the future owed by Borrower, except to the extent that noncompliance could reasonably be expected to result in a Material Adverse Change. Borrower may, however, defer payment of any of the foregoing which are contested by Borrower in good faith, provided that Borrower (i) contests the same by appropriate proceedings promptly and diligently instituted and conducted, (ii) notifies PFG in writing of the commencement of, and any material development in, such proceedings, to the extent the amount in controversy is $100,000 or more, and (iii) posts bonds or takes any other steps required to keep the same from becoming a lien upon any of the Collateral. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid, and shall continue to pay all amounts necessary to fund all present and future pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not and will not withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any material liability of Borrower, including any material liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
     3.9 Compliance with Law. Borrower has, to the best of its knowledge, complied, and will comply, in all material respects, with all provisions of all foreign, federal, state and local laws and regulations applicable to Borrower, including, but not limited to, those relating to Borrower’s ownership of real or personal property, the conduct and licensing of Borrower’s business, and all environmental matters, except to the extent that noncompliance could reasonably be expected to result in a Material Adverse Change.
     3.10 Litigation. Except as set forth in the Representations, there is no claim, suit, litigation, proceeding or investigation pending or (to best of Borrower’s knowledge) threatened against or affecting Borrower in any court or before any governmental agency (or any basis therefor known to Borrower) which could reasonably be expected to result, either separately or in the aggregate, in any Material Adverse Change. Borrower will promptly inform PFG in writing of any claim, proceeding, litigation or investigation in the future threatened or instituted against Borrower involving any single claim of $100,000 or more, or involving $250,000 or more in the aggregate.
     3.11 Use of Proceeds. All proceeds of all Loans shall be used solely for lawful business purposes. Borrower is not purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan will be used to purchase or carry any “margin stock” or to extend credit to others for the purpose of purchasing or carrying any “margin stock.”

Partners for Growth	Loan and Security Agreement
     3.12 No Default. At the date hereof, no Default or Event of Default has occurred, and no Default or Event of Default will have occurred after giving effect to any Loans being made concurrently herewith.
4. ADDITIONAL DUTIES OF BORROWER.
     4.1 Financial and Other Covenants. Borrower shall at all times comply with the financial and other covenants set forth in the Schedule.
     4.2. Remittance of Proceeds. Subject to the rights of the Senior Lender, and if a Default of Event of Default has occurred and is continuing, (i) all proceeds arising from the disposition of any Collateral (other than Borrower’s licensing of certain Collateral in the ordinary course of business) shall be delivered, in kind, by Borrower to PFG in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower, to be applied to the Obligations in such order as PFG shall determine, and (ii) Borrower agrees that it will not commingle proceeds of Collateral with any of Borrower’s other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for PFG, except as set forth above, and subject to the rights of the Senior Lender. Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.
     4.3 Insurance. Borrower shall at all times insure all of the tangible personal property Collateral and carry such other business insurance, with insurers reasonably acceptable to PFG, in such form and amounts as PFG may reasonably require and as are customary and in accordance with standard practices for Borrower’s industry and locations, and Borrower shall provide evidence of such insurance to PFG. All such insurance policies shall name PFG as an additional loss payee, and shall contain a lenders loss payee endorsement in form reasonably acceptable to PFG. Upon receipt of the proceeds of any such insurance, subject to the rights of the Senior Lender, PFG shall apply such proceeds in reduction of the Obligations as PFG shall determine in its good faith business judgment, except that, provided no Default or Event of Default has occurred and is continuing, PFG shall release to Borrower such insurance proceeds. If Borrower fails to provide or pay for any insurance, PFG may, but is not obligated to, obtain the same at Borrower’s expense. Borrower shall promptly deliver to PFG copies of all material reports made to insurance companies.
     4.4 Reports. Borrower, at its expense, shall provide PFG with the written reports set forth in the Schedule, and such other written reports with respect to Borrower (including budgets, projections, operating plans and other financial documentation), as PFG shall from time to time specify in its good faith business judgment.
     4.5 Access to Collateral, Books and Records. At reasonable times, and upon at least three (3) Business Day’s notice, PFG, or its agents, shall have the right to inspect the Collateral, and the right to audit and copy Borrower’s books and records. The foregoing inspections and audits shall be at Borrower’s expense and the charge therefor shall be $750 per person per day (or such higher amount as shall represent PFG’s then current standard charge for the same), plus reasonable out-of-pocket expenses. Notwithstanding the foregoing, if no Default or Event of Default has occurred and is continuing, (a) Borrower shall not be required to disclose to PFG any document or information (i) where disclosure is prohibited by applicable law or any agreement binding on Borrower, or (ii) is subject to attorney-client or similar privilege or constitutes attorney work product, and (b) no such inspection or audit described in this Section shall occur at Borrower’s cost more than once in any 12 month period, unless the next preceding inspection or audit revealed inaccuracies or deficiencies in Borrower’s books or records or resulted in an adjustment to the same (other than de minimis).
     4.6 Registration of Intellectual Property Rights. Borrower will register with the United States Patent and Trademark Office or the United States Copyright Office its Intellectual Property within 30 days of the date of this Agreement, and additional Intellectual Property rights developed or acquired including revisions or additions to any product before the sale or licensing of the product to any third party, in each case, to the extent that Borrower, in its reasonable business judgment, deems it appropriate to so register such Intellectual Property. Borrower will (i) to the extent that Borrower, in its reasonable business judgment, deems it appropriate, protect, defend and maintain the validity and enforceability of the Intellectual Property, (ii) promptly advise PFG in writing of material infringements and (iii) to the extent that Borrower, in its reasonable business judgment, deems it appropriate, not allow any Intellectual Property to be abandoned, forfeited or dedicated to the public without PFG’s written consent, which consent shall not be unreasonably withheld.
     4.7 Government Compliance. Borrower will maintain its and all Subsidiaries’ legal existence and good standing in its jurisdiction of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to cause a material adverse effect on Borrower’s business or operations. Borrower will comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business or operations or would reasonably be expected to cause a Material Adverse Change.

Partners for Growth	Loan and Security Agreement
     4.8 Amendment of Restated Certificate. Within the earlier to occur of ninety (90) days or Borrower’s Next Equity Financing, Borrower shall (i) effect an amendment to or waiver of the terms of its Fifth Amended and Restated Certificate of Incorporation so as to render the issue to PFG of a warrant to purchase its Series C Preferred Stock or Next Equity Financing Stock (of approximately even date herewith and issued in connection herewith) (the “Warrant”) lawful in all respects under Borrower’s constitutional documents and stockholder agreements and (ii) procure that the issue of the Warrant and its exercise or conversion is not deemed to constitute the issue of “Additional Stock” under such Fifth Amended and Restated Certificate (as may be further amended for such purpose).
     4.9 Negative Covenants. Except as may be permitted in the Schedule, Borrower shall not, without PFG’s prior written consent (which shall be a matter of its good faith business judgment), do any of the following:
          (i) merge or consolidate with another corporation or entity, except where (i) Borrower is the surviving entity and(ii) no Event of Default has occurred and is continuing or would result from such action during the term of this Agreement. A Subsidiary may merge or consolidate into another Subsidiary of Borrower or into Borrower;
          (ii) acquire any assets, except in the ordinary course of business, or make any Investments other than Permitted Investments;
          (iii) enter into any other transaction outside the ordinary course of business (other than as expressly permitted by the other provisions of this Section 5.7) (for the avoidance of doubt, equipment financing referred to in clause (ii) of Permitted Liens shall be deemed in the ordinary course of business);
          (iv) sell or transfer any Collateral (including without limitation and sale or transfer of Collateral which is then leased back by Borrower), except for (A) the sale of Inventory in the ordinary course of Borrower’s business, and except for the sale of obsolete, worn-out or unneeded Equipment in the ordinary course of business, (B) the making of Permitted Investments, (C) the granting of Permitted Liens, (D) the making of Permitted Distributions, (E) the non-exclusive licensing of Intellectual Property in the ordinary course of business, and (F) sales or transfers not otherwise permitted in this subsection (iv) which are in the ordinary course of business and in the aggregate do not exceed $25,000 in any fiscal year;
          (v) except as disclosed in the Representations on the date hereof, store any Inventory or other Collateral with any warehouseman or other third party, unless there is in place a bailee agreement in such form as PFG shall specify in its good faith business judgment;
          (vi) sell any Inventory on a sale-or-return, guaranteed sale, consignment, or other contingent basis;
          (vii) except as disclosed in the Representations on the date hereof, make any loans of any money or other assets, other than Permitted Investments;
          (viii) incur any Indebtedness, other than Permitted Indebtedness;
          (ix) guarantee or otherwise become liable with respect to the obligations of another party or entity, except for endorsements of negotiable instruments for deposit or collection in the ordinary course of business and other guarantee obligations of Subsidiaries made in the ordinary course of business;
          (x) pay or declare any dividends on Borrower’s stock (except for dividends payable solely in stock of Borrower);
          (xi) redeem, retire, purchase or otherwise acquire, directly or indirectly, any of Borrower’s stock, except for repurchases of stock from consultants, former employees and directors in the ordinary course of business;
          (xii) engage, directly or indirectly, in any business other than the businesses currently engaged in by Borrower or reasonably related thereto;
          (xiii) open any Deposit Accounts except for Deposit Accounts existing on the date hereof unless there is a Deposit Account control agreement in effect in favor of PFG (subject to the rights of the Senior Lender), provided that Borrower may (A) open maintain foreign Deposit Accounts with no more than $375,000 in the aggregate at any time without a Deposit Account control agreement in effect in favor of PFG, and (B) maintain a Deposit Account at Lehman Bros. with a Deposit Account control agreement in effect in favor of PFG so long as the balance in such account is at no time more than $95,000; or
          (xiv) dissolve or elect to dissolve.
Transactions permitted by the foregoing provisions of this Section are only permitted if no Default or Event of Default would occur as a result of such transaction.

Partners for Growth	Loan and Security Agreement
     4.10 Litigation Cooperation. Should any third-party suit or proceeding be instituted by or against PFG with respect to any Collateral or relating to Borrower, Borrower shall, without expense to PFG, make available Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that PFG may deem them reasonably necessary in order to prosecute or defend any such suit or proceeding.
     4.11 Changes. Borrower agrees to notify PFG in writing of any changes in the information set forth in the Representations.
     4.12 Further Assurances. Borrower agrees, at its expense, on request by PFG, to execute all documents and take all actions, as PFG, may, in its good faith business judgment, deem necessary or useful in order to perfect and maintain PFG’s perfected first-priority security interest in the Collateral (subject to Permitted Liens), and in order to fully consummate the transactions contemplated by this Agreement. Without limiting the foregoing, Borrower agrees that upon PFG’s request, Borrower shall cause Borrower’s Subsidiaries to execute a guarantee of the Obligations and such other documents or instruments, such as a guarantor security agreement and pledge of the stock held in its Subsidiaries, as PFG may reasonably require, and shall permit and facilitate PFG’s perfection of a security interest in the assets of such Subsidiaries. PFG agrees to not make such request if the asset value of such Subsidiaries remains at the nominal levels existing on the date hereof.
5. TERM.
     5.1 Maturity Date. This Agreement shall continue in effect until the maturity date set forth on the Schedule (the “Maturity Date”), subject to Sections 5.2 and 5.3 below.
     5.2 Early Termination. This Agreement may be terminated prior to the Maturity Date as follows: (i) if specifically permitted in the Schedule, by Borrower, effective three Business Days after written notice of termination is given to PFG; or (ii) by PFG at any time after the occurrence and during the continuance of an Event of Default, without notice, effective immediately; or (iii) upon conversion in whole of the Loan, as and to the extent permitted in the Schedule.
     5.3 Payment of Obligations. On the Maturity Date or on any earlier effective date of termination, Borrower shall pay and perform in full all Obligations, whether evidenced by installment notes or otherwise, and whether or not all or any part of such Obligations are otherwise then due and payable. Notwithstanding any termination of this Agreement, all of PFG’s security interests in all of the Collateral and all of the terms and provisions of this Agreement shall continue in full force and effect until all Obligations have been paid and performed in full; provided that PFG may, in its sole discretion, refuse to make any further Loans after termination. No termination shall in any way affect or impair any right or remedy of PFG, nor shall any such termination relieve Borrower of any Obligation to PFG, until all of the Obligations have been paid and performed in full. Upon (i) indefeasible payment and performance in full of all the Obligations or (ii) termination of this Agreement by conversion of the Loan as contemplated in 5.2(iii) and discharge of any Obligations not converted, PFG shall promptly terminate its financing statements with respect to the Borrower and deliver to Borrower such other documents as may be required to fully terminate PFG’s security interests.
6. EVENTS OF DEFAULT AND REMEDIES.
     6.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement, and Borrower shall give PFG immediate written notice thereof:
          (a) Any warranty, representation, statement, report or certificate made or delivered to PFG by Borrower or any of Borrower’s officers, employees or agents, now or in the future, including the Representations and any additional representations and warranties set forth in the Schedule, shall be untrue or misleading in a material respect when made or deemed to be made; or
          (b) Borrower shall fail to pay any Loan or any interest thereon or any other monetary Obligation within three (3) Business Days after the date due; or
          (c) Borrower shall fail to comply with any of the financial covenants set forth in the Schedule, or shall breach any of the provisions of Section 4.9 hereof, or shall fail to perform any other non-monetary Obligation which by its nature cannot be cured, or shall fail to permit PFG to conduct an inspection or audit as provided in Section 4.5 hereof or shall fail to provide PFG with the reports and notices required under Section 6 of the Schedule within one Business Day after the date due; or
          (d) Borrower shall fail to perform any other non-monetary Obligation, which failure is not cured within ten (10) Business Days after the date due or notice thereof is given; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period

Partners for Growth	Loan and Security Agreement
the failure to have cured such default shall not be deemed an Event of Default (provided that no Loans will be made during such cure period);or
          (e) any levy, assessment, attachment, seizure, lien or encumbrance (other than a Permitted Lien) is made on all or any part of the Collateral which is not cured within twenty (20) days after the occurrence of the same; or
          (f) any default or event of default occurs under any obligation secured by a Permitted Lien, which is not cured within any applicable cure period or waived in writing by the holder of the Permitted Lien; or
          (g) Borrower breaches any material contract or obligation, which has resulted or reasonably may be expected to result in a Material Adverse Change; or
          (h) Dissolution, termination of existence, insolvency or business failure of Borrower; or appointment of a receiver, trustee or custodian, for all or any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding by Borrower under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect, or Borrower shall generally not pay its debts as they become due, or Borrower shall conceal, remove or transfer any part of its property, with intent to hinder, delay or defraud its creditors, or make or suffer any transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or
          (i) the commencement of any proceeding against Borrower or any guarantor of any of the Obligations under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect, which is not cured by the dismissal thereof within 45 days after the date commenced; or
          (j) revocation or termination of, or limitation or denial of liability upon, any guaranty of the Obligations or any attempt to do any of the foregoing, or commencement of proceedings by any guarantor of any of the Obligations under any bankruptcy or insolvency law; or
          (k) revocation or termination of, or limitation or denial of liability upon, any pledge of any certificate of deposit, securities or other property or asset of any kind pledged by any third party to secure any or all of the Obligations, or any attempt to do any of the foregoing, or commencement of proceedings by or against any such third party under any bankruptcy or insolvency law; or
          (l) Borrower makes any payment on account of any indebtedness or obligation which has been subordinated to the Obligations (other than as permitted in the applicable subordination agreement), or if any Person who has subordinated such indebtedness or obligations terminates or in any way limits his subordination agreement; or
          (m) there shall be a change in the record or beneficial ownership of an aggregate of more than 25% of the outstanding shares of stock of Borrower, in one or more transactions, compared to the ownership of outstanding shares of stock of Borrower in effect on the date hereof, except in connection with a public offering or venture capital placement of Borrower’s securities) without the prior written consent of PFG;
          (n) Borrower shall fail to timely comply with Section 4.8 hereof; or
          (o) a Material Adverse Change shall occur.
PFG may cease making any Loans hereunder during any of the cure periods provided above, and thereafter if an Event of Default has occurred and is continuing.
     6.2 Remedies. Upon the occurrence and during the continuance of any Event of Default, and at any time thereafter, PFG, at its option, and without notice or demand of any kind (all of which are hereby expressly waived by Borrower), may do any one or more of the following: (a) Cease making Loans or otherwise extending credit to Borrower under this Agreement or any other Loan Document; (b) Accelerate and declare all or any part of the Obligations to be immediately due, payable, and performable, notwithstanding any deferred or installment payments allowed by any instrument evidencing or relating to any Obligation; (c) Take possession of any or all of the Collateral wherever it may be found, and for that purpose Borrower hereby authorizes PFG without judicial process to enter onto any of Borrower’s premises without interference to search for, take possession of, keep, store, or remove any of the Collateral, and remain on the premises or cause a custodian to remain on the premises in exclusive control thereof, without charge for so long as PFG deems it necessary, in its good faith business judgment, in order to complete the enforcement of its rights under this Agreement or any other agreement; provided, however, that should PFG seek to take possession of any of the Collateral by court process, Borrower hereby irrevocably waives: (i) any bond and any surety or security relating thereto required by any statute, court rule or otherwise as an incident to such possession; (ii) any demand for possession prior to the commencement of any suit or action to recover possession

Partners for Growth	Loan and Security Agreement
thereof; and (iii) any requirement that PFG retain possession of, and not dispose of, any such Collateral until after trial or final judgment; (d) Require Borrower to assemble any or all of the Collateral and make it available to PFG at places designated by PFG which are reasonably convenient to PFG and Borrower, and to remove the Collateral to such locations as PFG may deem advisable; (e) Complete the processing, manufacturing or repair of any Collateral prior to a disposition thereof and, for such purpose and for the purpose of removal, PFG shall have the right to use Borrower’s premises, vehicles, hoists, lifts, cranes, and other Equipment and all other property without charge. Borrower grants PFG a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s Intellectual Property, advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with PFG’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to PFG’s benefit; (f) Sell, lease or otherwise dispose of any of the Collateral, in its condition at the time PFG obtains possession of it or after further manufacturing, processing or repair, at one or more public and/or private sales, in lots or in bulk, for cash, exchange or other property, or on credit, and to adjourn any such sale from time to time without notice other than oral announcement at the time scheduled for sale. PFG shall have the right to conduct such disposition on Borrower’s premises without charge, for such time or times as PFG deems reasonable, or on PFG’s premises, or elsewhere and the Collateral need not be located at the place of disposition. PFG may directly or through any affiliated company purchase or lease any Collateral at any such public disposition, and if permissible under applicable law, at any private disposition. Any sale or other disposition of Collateral shall not relieve Borrower of any liability Borrower may have if any Collateral is defective as to title or physical condition or otherwise at the time of sale; (g) Demand payment of, and collect any Accounts and General Intangibles comprising Collateral and, in connection therewith, Borrower irrevocably authorizes PFG to endorse or sign Borrower’s name on all collections, receipts, instruments and other documents, to take possession of and open mail addressed to Borrower and remove therefrom payments made with respect to any item of the Collateral or proceeds thereof, and, in PFG’s good faith business judgment, to grant extensions of time to pay, compromise claims and settle Accounts and the like for less than face value; (h) Exercise any and all rights under any present or future control agreements relating to Deposit Accounts or Investment Property; and (i) Demand and receive possession of any of Borrower’s federal and state income tax returns and the books and records utilized in the preparation thereof or referring thereto. All reasonable attorneys’ fees, expenses, costs, liabilities and obligations incurred by PFG with respect to the foregoing shall be added to and become part of the Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. Without limiting any of PFG’s rights and remedies, from and after the occurrence and during the continuance of any Event of Default, the interest rate applicable to the Obligations shall be increased by an additional four percent per annum (the “Default Rate”).
     6.3 Standards for Determining Commercial Reasonableness. Borrower and PFG agree that a sale or other disposition (collectively, “sale”) of any Collateral which complies with the following standards will conclusively be deemed to be commercially reasonable: (i) Notice of the sale is given to Borrower at least ten days prior to the sale, and, in the case of a public sale, notice of the sale is published at least ten days before the sale in a newspaper of general circulation in the county where the sale is to be conducted; (ii) Notice of the sale describes the collateral in general, non-specific terms; (iii) The sale is conducted at a place designated by PFG, with or without the Collateral being present; (iv) The sale commences at any time between 8:00 a.m. and 6:00 p.m.; (v) Payment of the purchase price in cash or by cashier’s check or wire transfer is required; (vi) With respect to any sale of any of the Collateral, PFG may (but is not obligated to) direct any prospective purchaser to ascertain directly from Borrower any and all information concerning the same. PFG shall be free to employ other methods of noticing and selling the Collateral, in its discretion, if they are commercially reasonable.
     6.4 Power of Attorney. Upon the occurrence and during the continuance of any Event of Default, without limiting PFG’s other rights and remedies, Borrower grants to PFG an irrevocable power of attorney coupled with an interest, authorizing and permitting PFG (acting through any of its employees, attorneys or agents) at any time, at its option, but without obligation, with or without notice to Borrower, and at Borrower’s expense, to do any or all of the following, in Borrower’s name or otherwise, but PFG agrees that if it exercises any right hereunder, it will do so in good faith and in a commercially reasonable manner: (a) Execute on behalf of Borrower any documents that PFG may, in its good faith business judgment, deem advisable in order to perfect and maintain PFG’s security interest in the Collateral, or in order to exercise a right of Borrower or PFG, or in order to fully consummate all the transactions contemplated under this Agreement, and all other Loan Documents; (b) Execute on behalf of Borrower, any invoices relating to any Account, any draft against any Account Debtor and any notice to any Account Debtor, any proof of claim in bankruptcy, any Notice of Lien, claim of mechanic’s, materialman’s or other lien, or assignment or satisfaction of mechanic’s, materialman’s or other lien; (c) Take control in any manner of any cash or non-cash items of payment or proceeds of Collateral; endorse the name of Borrower upon any instruments, or documents, evidence of payment or Collateral that may come into PFG’s possession; (d) Endorse all checks and other forms of remittances received by PFG; (e) Pay, contest or settle any lien, charge, encumbrance, security interest and adverse claim in or to any of the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (f) Grant extensions of time to pay, compromise claims and settle Accounts and General Intangibles for

Partners for Growth	Loan and Security Agreement
less than face value and execute all releases and other documents in connection therewith; (g) Pay any sums required on account of Borrower’s taxes or to secure the release of any liens therefor, or both; (h) Settle and adjust, and give releases of, any insurance claim that relates to any of the Collateral and obtain payment therefor; (i) Instruct any third party having custody or control of any books or records belonging to, or relating to, Borrower to give PFG the same rights of access and other rights with respect thereto as PFG has under this Agreement; and (j) Take any action or pay any sum required of Borrower pursuant to this Agreement and any other Loan Documents. Any and all reasonable sums paid and any and all reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by PFG with respect to the foregoing shall be added to and become part of the Obligations, shall be payable on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. In no event shall PFG’s rights under the foregoing power of attorney or any of PFG’s other rights under this Agreement be deemed to indicate that PFG is in control of the business, management or properties of Borrower.
     6.5 Application of Proceeds. All proceeds realized as the result of any sale of the Collateral shall be applied by PFG first to the reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by PFG in the exercise of its rights under this Agreement, second to the interest due upon any of the Obligations, and third to the principal of the Obligations, in such order as PFG shall determine in its sole discretion. Any surplus shall be paid to Borrower or other persons legally entitled thereto; Borrower shall remain liable to PFG for any deficiency. If, PFG, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, PFG shall have the option, exercisable at any time, in its good faith business judgment, of either reducing the Obligations by the principal amount of purchase price or deferring the reduction of the Obligations until the actual receipt by PFG of the cash therefor.
     6.6 Remedies Cumulative. In addition to the rights and remedies set forth in this Agreement, PFG shall have all the other rights and remedies accorded a secured party under the Code and under all other applicable laws, and under any other instrument or agreement now or in the future entered into between PFG and Borrower, and all of such rights and remedies are cumulative and none is exclusive. Exercise or partial exercise by PFG of one or more of its rights or remedies shall not be deemed an election, nor bar PFG from subsequent exercise or partial exercise of any other rights or remedies. The failure or delay of PFG to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations have been fully paid and performed.
7. DEFINITIONS. As used in this Agreement, the following terms have the following meanings:
     “Account Debtor” means the obligor on an Account.
     “Accounts” means all present and future “accounts” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all accounts receivable and other sums owing to Borrower.
     “Affiliate” means, with respect to any Person, a relative, partner, shareholder, director, officer, or employee of such Person, or any parent or subsidiary of such Person, or any Person controlling, controlled by or under common control with such Person.
     “Business Day” means a day on which PFG is open for business.
     “Code” means the Uniform Commercial Code as adopted and in effect in the State of California from time to time.
     “Collateral” has the meaning set forth in Section 2 above.
     “continuing” and “during the continuance of” when used with reference to a Default or Event of Default means that the Default or Event of Default has occurred and has not been either waived in writing by PFG or cured within any applicable cure period.
     “Conversion Stock” means the securities of Borrower into which the Loan is from time to time convertible.
     “Default” means any event which with notice or passage of time or both, would constitute an Event of Default.
     “Default Rate” has the meaning set forth in Section 6.2 above.
     “Deposit Accounts” means all present and future “deposit accounts” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all general and special bank accounts, demand accounts, checking accounts, savings accounts and certificates of deposit.

Partners for Growth	Loan and Security Agreement
     “Equipment” means all present and future “equipment” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.
     “Event of Default” means any of the events set forth in Section 6.1 of this Agreement.
     “Existing Guarantees” means the guarantees delivered by certain guarantors to Silicon Valley Bank in connection with the Senior Debt and all of the Borrower’s obligations related thereto.
     “GAAP” means generally accepted accounting principles consistently applied.
     “General Intangibles” means all present and future “general intangibles” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all Intellectual Property, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.
     “good faith business judgment” means honesty in fact and good faith (as defined in Section 1201 of the Code) in the exercise of PFG’s business judgment.
     “including” means including (but not limited to).
     “Indebtedness” means (a) indebtedness for borrowed money or the deferred purchase price of property or services (other than trade payables arising in the ordinary course of business), (b) obligations evidenced by bonds, notes, debentures or other similar instruments, (c) reimbursement obligations in connection with letters of credit, and (d) capital lease obligations.
     “Intellectual Property” means all present and future: (a) copyrights, copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, (b) trade secret rights, including all rights to unpatented inventions and know-how, and confidential information; (c) mask work or similar rights available for the protection of semiconductor chips; (d) patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same; (e) trademarks, servicemarks, trade styles, and trade names, whether or not any of the foregoing are registered, and all applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by any such trademarks; (f) computer software and computer software products; (g) designs and design rights; (h) technology; (i) all claims for damages by way of past, present and future infringement of any of the rights included above; and (j) all licenses or other rights to use any property or rights of a type described above.
     “Inventory” means all present and future “inventory” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.
     “Investment” means any beneficial ownership interest in any Person (including any stock, partnership interest or other equity or debt securities issued by any Person), and any loan, advance or capital contribution to any Person.
     “Investment Property” means all present and future investment property, securities, stocks, bonds, debentures, debt securities, partnership interests, limited liability company interests, options, security entitlements, securities accounts, commodity contracts, commodity accounts, and all financial assets held in any securities account or otherwise, and all options and warrants to purchase any of the foregoing, wherever located, and all other securities of every kind, whether certificated or uncertificated.
     “LIBOR” means the rate quoted by the Wall Street Journal (or such other nationally recognized rate quoting service reasonably acceptable to PFG) for U.S. Dollar-denominated loans as the London Interbank Offering Rate on the date hereof and the first business day of each calendar quarter during the term of this Agreement.
     “Loan Documents” means, collectively, this Agreement, the Representations, and all other present and future documents, instruments and agreements between PFG and Borrower, including, but not limited to those relating to this Agreement, and all amendments and modifications thereto and replacements therefor.

Partners for Growth	Loan and Security Agreement
     “Material Adverse Change” means any of the following: (i) a material adverse change in the business, operations, or financial or other condition of the Borrower, or (ii) a material impairment of the prospect of repayment of any portion of the Obligations; or (iii) a material impairment of the value or priority of PFG’s security interests in the Collateral.
     “Obligations” means all present and future Loans, advances, debts, liabilities, obligations, guaranties, covenants, duties and indebtedness at any time owing by Borrower to PFG, whether evidenced by this Agreement or any note or other instrument or document, or otherwise, including the Revolving Loan Agreement between Borrower and PFG of even date herewith, whether arising from an extension of credit, opening of a letter of credit, banker’s acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment and any participation by PFG in Borrower’s debts owing to others), absolute or contingent, due or to become due, including, without limitation, all interest, charges, expenses, fees, attorney’s fees, expert witness fees, audit fees, collateral monitoring fees, closing fees, facility fees, termination fees, minimum interest charges and any other sums chargeable to Borrower under this Agreement or under any other Loan Documents.
     “Other Property” means the following as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such terms as may hereafter be made, and all rights relating thereto: all present and future “commercial tort claims” (including without limitation any commercial tort claims identified in the Representations), “documents”, “instruments”, “promissory notes”, “chattel paper”, “letters of credit”, “letter-of-credit rights”, “fixtures”, “farm products” and “money”; and all other goods and personal property of every kind, tangible and intangible, whether or not governed by the California Uniform Commercial Code.
     “Payment” means all checks, wire transfers and other items of payment received by PFG for credit to Borrower’s outstanding Obligations.
     “Permitted Distributions” means:
          (i) the distribution of non-cash rights in connection with any stockholders’ rights plan.
          (ii) the conversion by Borrower of any of its convertible securities into other securities pursuant to the term so such convertible securities or otherwise in exchange therefore, and payments in cash for any fractional shares of such convertible securities; and
          (iii) any payments made on Indebtedness permitted under clause (vii) of the definition of Permitted Indebtedness.
     “Permitted Indebtedness” means:
          (i) the Loan and other Obligations; and
          (ii) Indebtedness existing on the date hereof and shown on Exhibit A hereto;
          (iii) Subordinated Debt;
          (iv) Indebtedness owing to Senior Lender not to exceed the Senior Debt Limit specified in the Schedule;
          (v) other Indebtedness secured by Permitted Liens;
          (vi) reimbursement obligations in respect of letters of credit in an aggregate face amount outstanding not to exceed $100,000 at any time outstanding, which has been reported to PFG in writing, and, in the case of reimbursement obligations to the Senior Lender in respect of letters of credit which do not exceed the Senior Debt Limit (taking into account all other Indebtedness to Senior Lender);
          (vii) Indebtedness to trade creditors, surety, appeal, indemnity, performance or other similar bonds incurred in the ordinary course of business, consistent with past practices;
          (viii) Indebtedness arising from the Existing Guarantees;
          (ix) Indebtedness on credit card with Senior Lender; and
          (x) other unsecured indebtedness not to exceed $50,000 in aggregate at any one time.
     “Permitted Investments” are:
          (i) Investments (if any) shown on the Exhibit A and existing on the date hereof;
          (ii) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any State maturing within 1 year from its acquisition;

Partners for Growth	Loan and Security Agreement
          (iii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc;
          (iv) Investments in Subsidiaries (i) in the ordinary course of business, to the extent that: (A) in the aggregate, Borrower does not invest more than $125,000 in any calendar month, and (B) the funds invested are provided to the Subsidiaries solely for the purpose of covering their ongoing operating expenses, and (ii) for the purposes of establishing a wholly-owned Subsidiary of the Borrower; and
          (v) bank certificates of deposit issued maturing no more than 1 year after issue;
          (vi) investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business and (ii) to the extent in the ordinary course of business consistent with past practice, loans to employees relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans agreements approved by the Borrower’s Board of Directors in an aggregate amount not more than $100,000 in any fiscal year;
          (vii) investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with customers or suppliers arising in the ordinary course of Borrower’s business;
          (viii) investments consisting of prepaid royalties and other customary credit extensions to customers and suppliers who are not Affiliates, in the ordinary course of business;
          (ix) investments pursuant to investment policy guidelines approved or adopted by the Borrower’s Board of Directors
          (x) investments permitted in Section 4.9(i);
          (xi) investments not otherwise expressly permitted herein, not in excess of $50,000 in the aggregate in any fiscal year.
     “Permitted Liens” means the following:
          (i) purchase money security interests in specific items of Equipment;
          (ii) leases of specific items of Equipment;
          (iii) liens for taxes, fees, assessments or other government charges for levees, either not delinquent or being contested in good faith by appropriate proceedings;
          (iv) additional security interests and liens consented to in writing by PFG, which consent may be withheld in its good faith business judgment. PFG will have the right to require, as a condition to its consent under this subparagraph (iv), that the holder of the additional security interest or lien sign an intercreditor agreement on PFG’s then standard form, acknowledge that the security interest is subordinate to the security interest in favor of PFG, and agree not to take any action to enforce its subordinate security interest so long as any Obligations remain outstanding, and that Borrower agree that any uncured default in any obligation secured by the subordinate security interest shall also constitute an Event of Default under this Agreement;
          (v) security interests being terminated substantially concurrently with this Agreement;
          (vi) liens of materialmen, mechanics, warehousemen, carriers, or other similar liens arising in the ordinary course of business and securing obligations which are not delinquent;
          (vii) cash deposits or pledges of an aggregate amount reasonably necessary to secure the payment of worker’s compensation, unemployment insurance or other social security benefits or obligations, public or statutory obligations, surety or appeal bonds, bid or performance bonds or other obligations of a like nature incurred in the ordinary course of business;
          (viii) liens in favor of customs and revenue authorities which secure payment of customs duties in connection with the importation of goods;
          (ix) statutory, common law or contractual liens of depository institutions or institutions holding securities accounts (including rights of set-off) securing only customary charges and fees in connection with such accounts;
          (x) liens in favor of Senior Lender securing an amount not in excess of the Senior Debt Limit;
          (xi) liens in arising from the Existing Guarantees;
          (xii) cash deposits provided in connection with Borrower’s credit card; and

Partners for Growth	Loan and Security Agreement
          (xiii) liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by liens of the type described above in clauses (i), (ii) or (vi) above, provided that any extension, renewal or replacement lien is limited to the property encumbered by the existing lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.
     “Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, government, or any agency or political division thereof, or any other entity.
     “Representations” means the written Representations and Warranties provided by Borrower to PFG referred to in the Schedule.
     “Senior Lender” has the meaning set forth in Section 8 of the Schedule.
     “Subordinated Debt” means debt incurred by Borrower subordinated to Borrower’s debt to PFG (pursuant to a subordination agreement entered into between PFG, Borrower and the subordinated creditor), on terms acceptable to PFG in its absolute discretion.
     “Subsidiaries” means those entities whose equity is owned by Borrower and disclosed in the Representations.
     Other Terms. All accounting terms used in this Agreement, unless otherwise indicated, shall have the meanings given to such terms in accordance with GAAP, consistently applied. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.
8. GENERAL PROVISIONS.
     8.1 Confidentiality. PFG agrees to use the same degree of care that it exercises with respect to its own proprietary information, to maintain the confidentiality of any and all proprietary, trade secret or confidential information provided to or received by PFG from the Borrower, which indicates that it is confidential, including business plans and forecasts, non-public financial information, confidential or secret processes, formulae, devices and contractual information, customer lists, and employee relation matters, provided that PFG may disclose such information (i) to its officers, directors, employees, attorneys, accountants, affiliates, participants, prospective participants, assignees and prospective assignees, provided that PFG uses reasonable efforts to cause such third parties to agree to be subject to the confidentiality provisions of this Section 8.1, and such other Persons to whom PFG shall at any time be required to make such disclosure in accordance with applicable law or legal process, and (ii) in its good faith business judgment in connection with the enforcement of its rights or remedies after an Event of Default, or in connection with any dispute with Borrower or any other Person relating to Borrower. The confidentiality agreement in this Section supersedes any prior confidentiality agreement of PFG relating to Borrower.
     8.2 Interest Computation. In computing interest on the Obligations, all Payments received after 12:00 Noon, Pacific Time, on any day shall be deemed received on the next Business Day.
     8.3 Payments. All Payments may be applied, and in PFG’s good faith business judgment reversed and re-applied, to the Obligations, in such order and manner as PFG shall determine in its good faith business judgment.
     8.4 Monthly Accountings. PFG shall provide Borrower monthly with an account of advances, charges, expenses and payments made pursuant to this Agreement. Such account shall be deemed correct, accurate and binding on Borrower and an account stated (except for reverses and reapplications of payments made and corrections of errors discovered by PFG), unless Borrower notifies PFG in writing to the contrary within 60 days after such account is rendered, describing the nature of any alleged errors or omissions.
     8.5 Notices. All notices to be given under this Agreement shall be in writing and shall be given either personally, or by reputable private delivery service, or by regular first-class mail, or certified mail return receipt requested, or by fax to the most recent fax number a party has for the other party (and if by fax, sent concurrently by one of the other methods provided herein), addressed to PFG or Borrower at the addresses shown in the heading to this Agreement, or at any other address designated in writing by one party to the other party. All notices shall be deemed to have been given upon delivery in the case of notices personally delivered, or at the expiration of one Business Day following delivery to the private delivery service, or two Business Days following the deposit thereof in the United States mail, with postage prepaid, or on the first business day of receipt during business hours in the case of notices sent by fax, as provided herein.
8.6 Severability. Should any provision of this Agreement be held by any court of competent jurisdiction to be void or unenforceable, such defect shall not affect the remainder of this Agreement, which shall continue in full force and effect.

Partners for Growth	Loan and Security Agreement
8.7 Integration. This Agreement and such other written agreements, documents and instruments as may be executed in connection herewith are the final, entire and complete agreement between Borrower and PFG and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Agreement. There are no oral understandings, representations or agreements between the parties which are not set forth in this Agreement or in other written agreements signed by the parties in connection herewith.
     8.8 Waivers; Indemnity. The failure of PFG at any time or times to require Borrower to strictly comply with any of the provisions of this Agreement or any other Loan Document shall not waive or diminish any right of PFG later to demand and receive strict compliance therewith. Any waiver of any default shall not waive or affect any other default, whether prior or subsequent, and whether or not similar. None of the provisions of this Agreement or any other Loan Document shall be deemed to have been waived by any act or knowledge of PFG or its agents or employees, but only by a specific written waiver signed by an authorized officer of PFG and delivered to Borrower. To the extent not prohibited by applicable law, Borrower waives the benefit of all statutes of limitations relating to any of the Obligations or this Agreement or any other Loan Document, and Borrower waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, instrument, account, General Intangible, document or guaranty at any time held by PFG on which Borrower is or may in any way be liable, and notice of any action taken by PFG, unless expressly required by this Agreement. Borrower hereby agrees to indemnify PFG and its affiliates, subsidiaries, parent, directors, officers, employees, agents, and attorneys, and to hold them harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, causes of action, penalties, costs and expenses (including reasonable attorneys’ fees), of every kind, which they may sustain or incur based upon or arising out of any of the Obligations, or any relationship or agreement between PFG and Borrower, or any other matter, relating to Borrower or the Obligations; provided that this indemnity shall not extend to damages proximately caused by the indemnitee’s own gross negligence or willful misconduct. Notwithstanding any provision in this Agreement to the contrary, the indemnity agreement set forth in this Section shall survive any termination of this Agreement and shall for all purposes continue in full force and effect.
     8.9 No Liability for Ordinary Negligence. Neither PFG, nor any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing PFG shall be liable for any claims, demands, losses or damages, of any kind whatsoever, made, claimed, incurred or suffered by Borrower or any other party through the ordinary negligence of PFG, or any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing PFG, but nothing herein shall relieve PFG from liability for its own gross negligence or willful misconduct.
     8.10 Amendment. The terms and provisions of this Agreement may not be waived or amended, except in a writing executed by Borrower and a duly authorized officer of PFG.
     8.11 Time of Essence. Time is of the essence in the performance by Borrower of each and every obligation under this Agreement.
     8.12 Attorneys’ Fees and Costs. Borrower shall reimburse PFG for all reasonable attorneys’ fees and all filing, recording, search, title insurance, appraisal, audit, and other reasonable costs incurred by PFG, pursuant to, or in connection with, or relating to this Agreement (whether or not a lawsuit is filed), including, but not limited to, any reasonable attorneys’ fees and costs PFG incurs in order to do the following: prepare and negotiate this Agreement and all present and future documents relating to this Agreement; obtain legal advice in connection with this Agreement or Borrower; enforce, or seek to enforce, any of its rights; prosecute actions against, or defend actions by, Account Debtors; commence, intervene in, or defend any action or proceeding; initiate any complaint to be relieved of the automatic stay in bankruptcy; file or prosecute any probate claim, bankruptcy claim, third-party claim, or other claim; examine, audit, copy, and inspect any of the Collateral or any of Borrower’s books and records; protect, obtain possession of, lease, dispose of, or otherwise enforce PFG’s security interest in, the Collateral; and otherwise represent PFG in any litigation relating to Borrower. If either PFG or Borrower files any lawsuit against the other predicated on a breach of this Agreement, the prevailing party in such action shall be entitled to recover its reasonable costs and attorneys’ fees, including (but not limited to) reasonable attorneys’ fees and costs incurred in the enforcement of, execution upon or defense of any order, decree, award or judgment. All attorneys’ fees and costs to which PFG may be entitled pursuant to this Paragraph shall immediately become part of Borrower’s Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations.
     8.13 Benefit of Agreement. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Borrower and PFG; provided, however, that Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of PFG, and any prohibited assignment shall be void. No consent by PFG to any assignment shall release Borrower from its liability for the Obligations.

Partners for Growth	Loan and Security Agreement
     8.14 Joint and Several Liability. If Borrower consists of more than one Person, their liability shall be joint and several, and the compromise of any claim with, or the release of, any Borrower shall not constitute a compromise with, or a release of, any other Borrower.
     8.15 Limitation of Actions. Any claim or cause of action by Borrower against PFG, its directors, officers, employees, agents, accountants or attorneys, based upon, arising from, or relating to this Loan Agreement, or any other Loan Document, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, occurred, done, omitted or suffered to be done by PFG, its directors, officers, employees, agents, accountants or attorneys, shall be barred unless asserted by Borrower by the commencement of an action or proceeding in a court of competent jurisdiction by the filing of a complaint within one year after the first act, occurrence or omission upon which such claim or cause of action, or any part thereof, is based, and the service of a summons and complaint on an officer of PFG, or on any other person authorized to accept service on behalf of PFG, within thirty (30) days thereafter. Borrower agrees that such one-year period is a reasonable and sufficient time for Borrower to investigate and act upon any such claim or cause of action. The one-year period provided herein shall not be waived, tolled, or extended except by the written consent of PFG in its sole discretion. This provision shall survive any termination of this Loan Agreement or any other Loan Document.
     8.16 Paragraph Headings; Construction. Paragraph headings are only used in this Agreement for convenience. Borrower and PFG acknowledge that the headings may not describe completely the subject matter of the applicable paragraph, and the headings shall not be used in any manner to construe, limit, define or interpret any term or provision of this Agreement. This Agreement has been fully reviewed and negotiated between the parties and no uncertainty or ambiguity in any term or provision of this Agreement shall be construed strictly against PFG or Borrower under any rule of construction or otherwise.
     8.17 Governing Law; Jurisdiction; Venue. This Agreement and all acts and transactions hereunder and all rights and obligations of PFG and Borrower shall be governed by the laws of the State of California. As a material part of the consideration to PFG to enter into this Agreement, Borrower (i) agrees that all actions and proceedings relating directly or indirectly to this Agreement shall, at PFG’s option, be litigated in courts located within California, and that the exclusive venue therefor shall be San Francisco County; (ii) consents to the jurisdiction and venue of any such court and consents to service of process in any such action or proceeding by personal delivery or any other method permitted by law; and (iii) waives any and all rights Borrower may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding.
     8.18 Mutual Waiver of Jury Trial. BORROWER AND PFG EACH HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO, THIS AGREEMENT OR ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN PFG AND BORROWER, OR ANY CONDUCT, ACTS OR OMISSIONS OF PFG OR BORROWER OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH PFG OR BORROWER, IN ALL OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.

Borrower:		PFG:

SONICS, INC.		PARTNERS FOR GROWTH, L.P.

By	/s/ Grant A. Pierce	By	/s/ Andrew W. Kahn

	President or Vice President	Name:	Andrew W. Kahn

By	/s/ Drew Wingard
		Title:	Manager, Partners for Growth, LLC
	Secretary or Ass’t Secretary		Its General Partner
Form Version: -4
Document Version -2

Partners For Growth
Schedule to
Term Loan and Security Agreement

Borrower:	Sonics, Inc.
Address:	1098 Alta Avenue, Suite 101, Mountain View, California 94043

Date:	May 26, 2005
This Schedule forms an integral part of the Loan and Security Agreement between PARTNERS FOR GROWTH, L.P. and the above-borrower of even date.
1. LOAN (Section 1.1):

(a) Loan:	The Loan shall consist of a term loan in the amount of $1,000,000, which shall be disbursed in its entirety on the date hereof. The principal amount of the Loan shall be repaid in its entirety on the Maturity Date, on which date the entire unpaid principal balance of the Loan plus any and all accrued and unpaid interest shall be paid.

(b) Prepayment:	The Loan may not be prepaid in whole or in part.

(c) PFG Conversion:	At any time prior to the Maturity Date, PFG may at its option convert the Loan (or any part thereof) into the Borrower’s next preferred equity (or convertible debt) round of finance raising not less than $5,000,000 (inclusive of an amount not to exceed $750,000 in inside debt that is converted into equity in such round of finance) (a “Next Equity Financing”) at the issue price thereof. If the Next Equity Financing is not completed within 3 months from the date hereof, the Loan (or any part thereof) may be converted immediately upon notice by PFG from time to time into Borrower’s Series C Preferred Stock at a conversion price of $0.50 per share (as adjusted). If a Next Equity Financing is completed during the period between 3 months from the date hereof and 1 year from the date hereof, PFG may, at its option, convert the Loan (or any part thereof) into either Borrower’s Series C Preferred Stock at a conversion price of $0.50 per share (as adjusted) or the securities issued in the Next Equity Financing at the price at which such securities are sold to purchasers in such Next Equity Financing (such conversion prices being referred to herein as the respective “Conversion Price”). PFG shall notify Borrower whether it intends to convert into Series C Preferred Stock or Next Equity

Partners for Growth	Schedule to Loan and Security Agreement

Financing Stock within 30 days of the closing of a Next Equity Financing (but shall in no event be required to convert at such time). Each Conversion Price, and the securities issuable upon conversion, is subject to adjustment for stock splits, combinations, reclassifications and similar transactions. If (i) the Company completes a public offering of its Common Stock, and (ii) all of the Preferred stock of Borrower converts to Common Stock as part of such public offering, and (iii) PFG does not exercise its conversion option at such time, then the Loan shall cease to be convertible into Series C Preferred Stock or Next Equity Financing securities, as the case may be, and instead shall be convertible (at such time as PFG may determine in its discretion) into the Company’s Common Stock at the same ratio and upon the same basis that such Loan was previously convertible into such Series C Preferred Stock or Next Equity Financing securities, adjusted as necessary in the event that the Series C Preferred Stock or the Next Equity Financing securities are convertible into Common Stock at other than a 1 to 1 ratio. PFG may exercise its right to convert the Loan or part thereof by telecopying or otherwise delivering an executed and completed notice specifying the portion of the Loan to be converted into Borrower’s stock (a “Conversion Notice”). Each date on which a Conversion Notice is telecopied or delivered to the Company in accordance with the provisions hereof shall be deemed a Conversion Date. Pursuant to the terms of the Conversion Notice, the Company will procure the issue of stock certificates for the Conversion Stock within five (5) business days of the delivery of the Conversion Notice.

(d) Borrower-Initiated Conversion:

If Borrower consummates a firm commitment underwritten public offering of its Common Stock, Borrower may, at any time thereafter, upon 5 days’ written notice, effect the conversion of the Loan in its entirety (“Borrower Conversion Option”) if the following conditions and limitations are satisfied:

(i) at the time Borrower notices a Borrower Conversion Option (a “Borrower Conversion Notice”), there shall not have occurred and be continuing any Event of Default under the Loan which has not, for the purposes of the Borrower Conversion Option, been waived by PFG; and

(ii) Borrower is current in its reports under the Securities Exchange Act of 1934; and

(iii) for a period of 20 consecutive trading days prior to the giving of the Borrower Conversion Notice, the Common Stock of Borrower shall have closed at a price greater than 300% of the Conversion Price of the Loan; and

Partners for Growth	Schedule to Loan and Security Agreement

(iv) at the time Borrower notices the Borrower Conversion Option, the Common Stock to be issued to PFG may be then freely traded by PFG without restriction either pursuant to a then-effective registration statement applicable to such Common Stock or on an unrestricted basis under Rule 144.

If the above conditions are satisfied and Borrower exercises the Borrower Conversion Option, Borrower shall deliver the Common Stock issuable upon such conversion within 2 business days of the end of the 5-day period following Borrower’s notice of exercise of the Borrower Conversion Option.

(e) Cap on Return:	If Borrower does not consummate a Next Equity Financing and PFG converts the Loan into Borrower’s Series C Preferred Stock, upon a liquidation (or deemed liquidation) of Borrower, once PFG has received liquidation consideration (inclusive of any dividends paid to PFG prior to such liquidation) equal to 3 times the principal amount of the Loan that is converted by PFG into Borrower’s Series C Preferred Stock, PFG shall surrender such Series C Preferred Stock to Borrower and shall have no further rights associated with such stock. PFG consents to Borrower affixing a legend to any certificates representing Series C Preferred Stock held by PFG reflecting such contractual restriction.

(f) Additional Representations and Warranties:	Borrower represents and warrants that:

(i) Corporate Power; Authorization. Borrower has all requisite corporate power and has taken all requisite corporate action to execute and deliver this Agreement and to sell and issue the Conversion Stock and to carry out and perform all of its obligations hereunder. This Agreement has been duly authorized, executed and delivered on behalf of Borrower and constitutes its valid and binding agreement, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally and (ii) as limited by equitable principles generally. The person executing this Agreement is a duly authorized officer of Borrower with all necessary legal authority to bind Borrower generally and with the specific legal authority to cause Borrower to enter into this Agreement all other agreements and instruments to be executed by Borrower in connection herewith.

(ii) Validity of Conversion Stock. The Conversion Stock, when issued upon conversion of the Loan, will be validly authorized and issued, fully paid and nonassessable. The issuance and delivery of the Conversion Stock is not subject to preemptive or any similar rights of

Partners for Growth	Schedule to Loan and Security Agreement

the stockholders of Borrower that have not been waived or any liens or encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws; and when the Conversion Stock is issued in accordance with this Agreement and such Conversion Stock is converted into Common Stock, such securities will be, at each such issuance, validly issued and outstanding, fully paid and nonassessable and free of any liens or encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.
2. INTEREST.

Interest Rate (Section 1.2):
The Loan shall bear interest at a rate equal to LIBOR, measured quarterly, plus three percent (3%). The indicative rate on the date hereof until June 30, 2005 is [6.22%].

Interest shall be calculated on the date hereof and thereafter on a calendar quarterly basis assuming a 360-day year and a year of twelve months of 30 days each for the actual number of days elapsed. Accrued interest for each month shall be payable monthly, on the first day of each month for interest accrued during the prior month.
3. FEES (Section 1.3):

Loan Fee:	$17,500, payable concurrently herewith.

4. MATURITY DATE
(Section 5.1):	May 31, 2010.
5. FINANCIAL COVENANTS / OTHER COVENANTS

(Section 4.1):	Borrower shall comply with each of the following covenants. Compliance shall be determined as of the end of each month, except as otherwise specifically provided below:

Partners for Growth	Schedule to Loan and Security Agreement
(a)	Borrower shall use the proceeds of any Next Equity Financing to repay the Senior Debt such that after such repayment, there is not more than $1,000,000 in Senior Debt outstanding (the “Senior Debt Reduction”).

(b)	From and after the Senior Debt Reduction, Borrower shall not permit the amount outstanding under the Senior Debt at any time to exceed $1,000,000.

(c)	During the period within which the Loan may be converted, Borrower will at all times have authorized and reserved, for the purpose of issue or transfer upon conversion of the Loan, a sufficient number of authorized but unissued shares of Conversion Stock, when and as required to provide for the exercise of the rights represented by PFG’s conversion right.

(d)	All shares of Conversion Stock which may be issued upon the exercise of PFG’s right to convert the Loan and all securities, if any, issuable upon conversion of the Conversion Stock, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

(e)	Attached as Appendix A to this Schedule are capitalization tables reflecting (i) the fully-diluted capitalization of Borrower on the date hereof, and (ii) the pro forma capitalization of Borrower assuming full subscription of the Series C-1 Preferred Stock upon the terms as set forth in that certain term sheet dated May 9, 2005 between Borrower and certain of Borrower’s key investors.
6. REPORTING / NOTICES.
      (Section 4.4):
Borrower shall provide PFG with the following:
(a)	Monthly accounts receivable agings, aged by invoice date, within 30 days after the end of each month.

(b)	Quarterly schedules of Royalty Revenues, within 30 days after the end of each quarter, unless there has been a change during a quarter, and in such event within 30 days of such change.

(c)	Monthly unaudited financial statements, as soon as available, and in any event within 30 days after the end of each month.

(d)	Monthly Compliance Certificates, within thirty days after the end of each month, in such form as PFG shall reasonably specify, signed by the Chief Financial Officer of Borrower,

Partners for Growth	Schedule to Loan and Security Agreement
certifying that as of the end of such month Borrower was in full compliance with all of the terms and conditions of this Agreement, and containing such other information as PFG shall reasonably request.

(e)	Annual financial statements, as soon as available, and in any event within 120 days following the end of Borrower’s fiscal year, certified by, and with an unqualified opinion of, independent certified public accountants acceptable to PFG; provided, however, that such opinion may contain a going concern as to the Borrower’s ability to continue. If Borrower files a form 10-K with the Securities and Exchange Commission and the same is available within said period through EDGAR, this requirement will be deemed satisfied.

(f)	Copies of all reports and statements provided by Borrower to the Senior Lender at the same time the same are provided to the Senior Lender.
     In the event that Borrower shall:
(k)	declare or propose to declare any dividend upon its capital stock, whether payable in cash, property, stock or other securities and whether or not a regular cash dividend, or

(l)	offer for sale any additional shares of any class or series of Borrower’s capital stock or securities exchangeable for or convertible into such capital stock, or

(m)	effect or approve any reclassification or recapitalization of the capital stock of Borrower, including any subdivision or combination of its outstanding capital stock, or consolidation or merger of Borrower with, or sale of all or substantially all of its assets to, another corporation, or to liquidate, dissolve or wind up (including an assignment for the benefit of creditors), or

(n)	offer holders of registration rights the opportunity to participate in any public offering of Borrower’s securities, then, in connection with such event, Borrower shall give to PFG:
(o)	at least 10 days prior written notice of the date on which the books of Borrower shall close or a record shall be taken for such a dividend or offer in respect of the matters referred to in (k), (l) or (n) above, or for determining rights to vote in respect of the matters referred to in (m) above; and

Partners for Growth	Schedule to Loan and Security Agreement
(p)	in the case of the matters referred to in (m) above, at least 10 days prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, the date on which the holders of capital stock shall be entitled thereto and the terms of such dividend, and such notice in accordance with this clause (ii) shall also specify the date on which the holders of capital stock shall be entitled to exchange their capital stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger or sale, as the case may be, and the terms of such exchange. Each such written notice shall be given by first class mail, postage prepaid, addressed to PFG; and

(q)	in the case of the matter referred to in (n) above, the same notice as is given or required to be given to the holders of such registration rights.
7. BORROWER INFORMATION:
Borrower represents and warrants that the information set forth in the Representations and Warranties of the Borrower dated May 25, previously submitted to PFG (the “Representations”) is true and correct as of the date hereof.
8. ADDITIONAL PROVISIONS
(a)	Senior Lender.
(1)	Senior Lender. As used herein, “Senior Lender” means Silicon Valley Bank, and “Senior Loan Documents” means all present and future documents instruments and agreements entered into between Borrower and Senior Lender or by third parties relating to Borrower and Senior Lender.

(2)	Senior Debt Limit. Borrower shall not permit the total Indebtedness of Borrower to Senior Lender to exceed $3,750,000 at any time outstanding (the “Senior Debt Limit”), including, but not limited to, monies borrowed by Borrower, interest on loans due from Borrower, fees and expenses for which Borrower is obligated, sums due from Borrower in connection with issuance of commercial letters of credit, issuance of forward contracts for foreign exchange reserve, and any other

Partners for Growth	Schedule to Loan and Security Agreement
direct or indirect financial accommodation Senior Lender may provide to Borrower); provided, however, that after the Senior Debt Reduction, the Senior Debt Limit shall be $1,000,000.

(3)	Senior Loan Documents. Borrower represents and warrants that it has provided PFG with true and complete copies of all existing Senior Loan Documents, and Borrower covenants that it will, in the future, provide PFG with true and complete copies of any future Senior Loan Documents, including without limitation any amendments to any existing Senior Loan Documents.
(b)	Deposit Accounts. Concurrently, Borrower shall cause the banks and other institutions where its Deposit Accounts are maintained to enter into control agreements with PFG, in form and substance satisfactory to PFG in its good faith business judgment and sufficient to perfect PFG’s security interest in said Deposit Accounts, subject to the security interest of the Senior Lender. Said control agreements shall permit PFG, in its discretion, to withdraw from said Deposit Accounts accrued interest on the Obligations monthly (subject to the rights of the Senior Lender); provided, however, that Borrower may (A) open and maintain foreign Deposit Accounts with no more than $125,000 in the aggregate at any time without a Deposit Account control agreement in effect in favor of PFG, and (B) maintain a Deposit Account at Lehman Bros. with a Deposit Account control agreement in effect in favor of PFG so long as the balance in such account is at no time more than $95,000.

Borrower:		PFG:

SONICS, INC.		PARTNERS FOR GROWTH, L.P.

By	/s/ Grant A. Pierce	By	/s/ Andrew W. Kahn

	President or Vice President	Name:	Andrew W. Kahn

By	/s/ Drew Wingard

	Secretary or Ass’t Secretary	Title:	Manager, Partners for Growth, LLC
Its General Partner
Form: - 4
Version -2

Exhibit A to Loan and Security Agreement
Section 2.2—Specified Contracts which, to the extent provided in Section 2.2, are excluded from the security interest granted to PFG and which are material to Borrower’s business or grant Borrower rights in Intellectual Property which is licensed by the Borrower to its customers or incorporated in products licensed or sold by the Borrower to its customers:
Section 7—“Permitted Indebtedness”—Other Existing Permitted Indebtedness:
Section 7—“Permitted Investments”—Other Existing Permitted Investments: